Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year 2013 Results

LONG ISLAND CITY, N.Y., February 25, 2014 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and full year ended December 31, 2013.

For the Fourth Quarter 2013:

●	Net sales increased 8.7% to $342.9 million compared to $315.5 million in the same period of 2012.

●	Retail comparable store sales decreased 6.7%.

●	Gross margin declined to 37.8% as compared to 39.3% in the same period last year due primarily to a sales mix shift to the lower-margin private label business and increased promotional activity in the retail segment.

●	Operating expenses as a percentage of sales were 23.2% compared to 24.8% of sales in the same period of 2012 due to strong cost control and operating expense leverage on growing sales.
●	Operating income totaled $53.6 million, or 15.6% of net sales, compared with operating income of $49.8 million, or 15.8% of net sales, in the same period of 2012. Operating income in the fourth quarter of 2013 included a $1.0 million benefit related to recovery from the prior year’s text message litigation settlement. Operating income in the fourth quarter 2012 included a $1.0 million benefit related to a greater-than anticipated recovery in the bankruptcy process of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel. Excluding these items, operating income for the fourth quarter of 2013 was $52.6 million, or 15.4% of net sales, compared with operating income of $48.7 million, or 15.4% of net sales, in the same period of 2012.

●	Net income increased 8.2% to $35.7 million, or $0.54 per diluted share, compared to $33.0 million, or $0.49 per diluted share in the prior year’s fourth quarter, adjusted for the three-for-two stock split effective October 2, 2013. Net income for the fourth quarter of 2013 and the fourth quarter of 2012 included the aforementioned benefits. On an after-tax basis, the benefits positively impacted fourth quarter 2013 and 2012 by $0.6 million, or $0.01 per diluted share. Excluding these benefits, net income increased 8.4% to $35.1 million, or $0.53 per diluted share, compared to $32.3 million, or $0.48 per diluted share in the prior year’s fourth quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have delivered solid sales and earnings growth in the fourth quarter despite a challenging retail environment. While our retail segment performance was below expectation, we recorded another strong quarter in our wholesale business. Most importantly, our flagship Steve Madden brand continues to be a leader in the fashion footwear space, and the long term growth prospects for our Company remain strong. While we are cautious on the near term outlook for our retail segment due to continued softness in traffic and sales trends, we are confident that we can maintain solid momentum in our wholesale business, and we expect to deliver another year of strong performance in 2014.”

Fourth Quarter 2013 Segment Results

Net sales from the wholesale business grew 10.6% to $273.4 million in the fourth quarter compared to $247.2 million in the fourth quarter of 2012, with particular strength in the private label business in addition to solid gains in Steve Madden Women’s and Madden Girl footwear as well as strong increases in Steve Madden handbags and FREEBIRD by Steven footwear. Gross margin in the wholesale business was 31.8% compared to 32.6% in last year’s fourth quarter, due primarily to a sales mix shift toward the lower-margin private label business.

Retail net sales rose 1.7% to $69.5 million compared to $68.3 million in the fourth quarter of the prior year. The increase in net sales resulting from the net opening of 12 new stores since the end of the fourth quarter last year was mostly offset by a same store sales decrease of 6.7% for the fourth quarter of 2013. Increased promotional activity resulted in retail gross margin of 61.4% in the fourth quarter of 2013 compared to 63.7% in the fourth quarter of 2012.

During the fourth quarter, the Company opened two Steve Madden full-price stores, one Steve Madden outlet store and one FREEBIRD by Steven e-commerce store. The Company ended the year with 121 company-operated retail locations, including 17 outlets and four Internet stores, compared to 109 company-operated retail locations, including 11 outlets and three Internet stores as of December 31, 2012.

For the Full Year Ended December 31, 2013:

For the full year ended December 31, 2013, net sales increased 7.1% to $1.3 billion from $1.2 billion in the comparable period last year.

Net income was $132.0 million, or $1.98 per diluted share, for the year ended December 31, 2013. Net income was $119.6 million, or $1.81 per diluted share, for the year ended December 31, 2012. Net income in 2013 included a $1.0 million benefit related to recovery from the prior year’s text message litigation settlement. Net income in 2012 included a $2.5 million charge for settlement of a class action lawsuit related to unauthorized text messaging and a $0.8 million net charge for impairment of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel, in addition to a $5.1 million impairment charge and a $0.9 million charge for bad debt, both related to the bankruptcy of Bakers Footwear Group. Taken together, on an after-tax basis, these items negatively impacted net income by $5.7 million, or $0.09 per diluted share. Additionally, net income in 2012 included a $6.0 million, or $0.09 per diluted share, tax benefit related to the reinvestment, indefinitely, of a portion of earnings from the Company’s foreign operations in such foreign operations. Excluding all these items, net income for fiscal 2013 was $131.4 million, or $1.97 per diluted share and net income for fiscal 2012 was $119.4 million, or $1.80 per diluted share.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased 0.9 million shares of the Company’s common stock for $32.7 million. For the full year ended December 31, 2013, the Company repurchased 3.0 million shares of the Company’s common stock for $102.2 million.

As of December 31, 2013, cash, cash equivalents, and current and non-current marketable securities totaled $292.1 million.

Company Outlook

For fiscal year 2014, the Company expects that net sales will increase 5 – 7% over net sales in 2013. Diluted EPS for fiscal year 2014 is expected to be in the range of $2.05 – $2.15.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday February 25, 2014, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 1200326, and will be available until March 25, 2014.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden®, Steven by Steve Madden®, Madden Girl®, Freebird by Steven®, Stevies®, Betsey Johnson®, Betseyville®, Report Signature®, Report®, Big Buddha®, Wild Pair®, Cejon® and Mad Love®, the Company is the licensee of various brands, including Olsenboye® for footwear, handbags and belts and Superga® and l.e.i.® for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 121 retail stores (including the Company’s four Internet stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$342,882	$315,527	$1,314,223	$1,227,072
Cost of sales	213,384	191,387	831,847	771,370
Gross profit	129,498	124,140	482,376	455,702
Commission and licensing fee income, net	2,630	2,795	15,632	15,395
Operating expenses	79,488	78,207	295,223	283,689
Impairment charges and provision for litigation	(983)	(1,022)	(983)	8,432
Income from operations	53,623	49,750	203,768	178,976
Interest and other income, net	1,969	940	5,183	5,211
Income before provision for income taxes	55,592	50,690	208,951	184,187
Provision for income taxes	19,424	17,754	75,666	64,623
Net income	36,168	32,936	133,285	119,564
Net income (loss) attributable to noncontrolling interest	509	(27)	1,278	(62)
Net income attributable to Steven Madden, Ltd.	$35,659	$32,963	$132,007	$119,626

Basic income per share *	$0.55	$0.51	$2.04	$1.85
Diluted income per share *	$0.54	$0.49	$1.98	$1.81

Basic weighted average common shares outstanding *	63,565	64,898	64,583	64,529
Diluted weighted average common shares outstanding *	66,168	66,924	66,836	66,255

* prior year share and per share amounts have been adjusted to reflect the three-for-two stock split effective October 2, 2013

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	December 31, 2013	December 31, 2012

Cash and cash equivalents	$180,275	$168,777
Marketable securities (current & non current)	111,858	97,487
Accounts receivables, net	185,423	167,701
Inventories	73,696	63,683
Other current assets	36,660	24,808
Property and equipment, net	56,606	45,285
Goodwill and intangibles, net	225,695	227,327
Other assets	10,028	8,971
Total assets	$880,241	$804,039

Accounts payable	$99,126	$83,427
Contingent payment liability (current & non current)	34,795	41,960
Other current liabilities	44,682	39,500
Other long term liabilities	22,798	12,752
Total Steven Madden, Ltd. stockholders’ equity	678,517	626,580
Noncontrolling interest	323	(180)
Total liabilities and stockholders’ equity	$880,241	$804,039

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Year Ended
	December 31, 2013	December 31, 2012

Net cash provided by operating activities	$155,453	$143,341

Investing Activities
Purchases of property and equipment	(20,746)	(20,102)
Purchases / sales of marketable securities, net	(19,635)	(17,375)
Purchase of notes receivable	—	(1,562)
Acquisition, net of cash acquired	—	(29,367)
Net cash used in investing activities	(40,381)	(68,406)

Financing Activities
Common stock share repurchases for treasury	(102,172)	—
Payment of contingent liability	(11,481)	(22,867)
Proceeds from exercise of stock options	5,802	9,271
Tax benefit from the exercise of stock options	4,277	4,608
Net cash provided by financing activities	(103,574)	(8,988)

Net decrease in cash and cash equivalents	11,498	65,947

Cash and cash equivalents - beginning of year	168,777	102,830

Cash and cash equivalents - end of year	$180,275	$168,777

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com